GraniteShares Gold Trust S-1

Exhibit 4.1

DEPOSITARY TRUST AGREEMENT

Between

GRANITESHARES LLC,

as Sponsor and

THE BANK OF NEW YORK MELLON,

as Trustee

GraniteShares Gold Trust

Dated as of _________________, 2017

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EXHIBITS

Exhibit A	Form of Certificate
Exhibit B	Form of Trust Allocated Account Agreement
Exhibit C	Form of Trust Unallocated Account Agreement

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DEPOSITARY TRUST AGREEMENT

This DEPOSITARY TRUST AGREEMENT dated as of ______________, 2017, between GRANITESHARES LLC, a Delaware limited liability company, as sponsor, and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee.

W I T N E S S E T H:

WHEREAS, the Sponsor desires to establish a trust, to be known as the “GraniteShares Gold Trust,” pursuant to the laws of the State of New York; and

WHEREAS, the Sponsor desires to establish the terms on which gold may be deposited in the trust; provide for the creation of shares representing fractional undivided beneficial interests in the net assets of the trust; and the execution and delivery of certificates evidencing such shares; and

WHEREAS, the Sponsor desires to provide for other terms and conditions on which the trust shall be established and administered, as hereinafter provided.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Sponsor and the Trustee hereby agree as follows:

Article I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1            Definitions.

Except as otherwise specified in this Agreement or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement.

“Agreement” means this Depositary Trust Agreement, as amended or supplemented in accordance with its terms.

“Authorized Participant” means a Person that, at the time of submitting a Purchase Order or a Redemption Order, (i) is a registered broker-dealer or other securities market participant, such as a bank or other financial institution, which, but for an exclusion from registration, would be required to register as a broker-dealer to engage in securities transactions, (ii) is a DTC Participant, (iii) has in effect a valid Authorized Participant Agreement, and (iv) has established an unallocated account with the Custodian or another LBMA-approved gold-clearing bank.

“Authorized Participant Agreement” means an agreement among the Trustee, the Sponsor and an Authorized Participant that authorizes the Authorized Participant to submit Purchase Orders and Redemption Orders under this Agreement. The Trustee has no duty or liability to any Person on account of the selection of any Authorized Participant.

“Authorized Participant Procedures” means the procedures for Purchase Orders and Redemption Orders attached to an Authorized Participant Agreement, as modified by the Sponsor and the Trustee from time to time.

“Basket” means 10,000 Shares, except that the Sponsor, upon prior written notice to the Trustee, may from time to time increase or decrease the number of Shares comprising a Basket.

“Basket Gold Amount” means the amount of Unallocated Gold that must be deposited for issuance of one Basket or that is deliverable on Surrender of one Basket, determined as provided in Section 2.3(b).

“Benchmark Price” means, as of any day, (i) such day’s LBMA Gold Price PM or such day’s LBMA Gold Price AM if such day’s LBMA Gold Price PM is not available; or (ii) such other publicly available price which is reasonably available to the Trustee and which the Sponsor may determine fairly represents the commercial value of gold held by the Trust and instructs the Trustee to use as the Benchmark Price.

“Beneficial Owner” means any Person owning a beneficial interest in any Shares.

“Book-Entry System” has the meaning ascribed to such term in Section 5.3(f)(ii).

“Business Day” means any day other than a day: (1) when the Exchange is closed for regular trading; or (2), if the order or other transaction requires the receipt or delivery, or the confirmation of receipt or delivery, of gold in the United Kingdom or in some other jurisdiction on a particular day, (A) when banks are authorized to close in the United Kingdom or in such other jurisdiction or when the London gold market is closed or (B) when banks in the United Kingdom or in such other jurisdiction are, or the London gold market is, not open for a full business day and the order or other transaction requires the execution or completion of procedures which cannot be executed or completed by the close of the business day.

“Certificate” means a certificate that is executed and delivered by the Trustee under this Agreement evidencing Shares.

“CFTC” means the U.S. Commodity Futures Trading Commission or any successor governmental agency in the United States.

“Clearing Agency” has the meaning ascribed to such term in Section 5.3(f)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission or any successor governmental agency in the United States.

“Corporate Trust Office” means the office of the Trustee at which its corporate trust business that relates to this Agreement is administered, which, at the date of this Agreement, is located at 2 Hanson Street, Brooklyn, New York 11217.

“Custodian” means the Initial Custodian and any substitute or additional custodian of the Trust’s assets appointed by the Trustee at the direction of or as approved by the Sponsor as provided in Section 5.5 and, where the context permits, any sub-custodians employed by the Initial Custodian or any such substitute or additional custodian.

“Custody Agreements” means each of the Trust Unallocated Account Agreement and the Trust Allocated Account Agreement and any custody agreement entered into pursuant to Section 5.5(a) with a substitute or additional Custodian.

“Delivery” means (i) when used with respect to Unallocated Gold, obtaining an acknowledgement from the Custodian of a credit of gold on an Unallocated Basis to the account of the Person entitled to that delivery, and (ii) when used with respect to Shares, one or more book-entry transfers of those Shares to an account or accounts at the Depository designated by the Person entitled to instruct such delivery, and, as applicable, for further credit as specified by that Person.

“Depository” means DTC and any other successor depository of Shares selected by the Sponsor as provided herein.

“DTC” means The Depository Trust Company, its nominees and their respective successors.

“DTC Participant” means a Person that, pursuant to DTC’s governing documents, is entitled to deposit securities with DTC in its capacity as a “participant.”

“Exchange” means the exchange or other securities market on which the Shares are principally traded, as specified from time to time by the Sponsor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Gold” or “gold” means (i) gold bullion that meets the London Good Delivery Standards and (ii) credit to an account on an Unallocated Basis representing the right to receive gold bullion that meets the requirements of part (i) of this definition.

“Indirect Participant” means a Person that, by clearing securities through, or maintaining a custodial relationship with, a DTC Participant, either directly or indirectly, has access to the DTC clearing system.

“Initial Custodian” means ICBC Standard Bank Plc, as custodian under the Custody Agreements.

“Internal Control Over Financial Reporting” has the meaning ascribed to such term in Rules 13a-15(f) and 15(d)-15(f) adopted by the Commission under the Exchange Act.

“LBMA” means the London Bullion Market Association or its successor.

“LBMA Gold Price AM” means the price of a troy ounce of gold as determined by ICE Benchmark Administration, the third party administrator of the London gold price selected by the LBMA, or any successor administrator of the London gold price, at or about 10:30 a.m. London, England time.

“LBMA Gold Price PM” means the price of a troy ounce of gold as determined by ICE Benchmark Administration, the third party administrator of the London gold price selected by the LBMA, or any successor administrator of the London gold price, at or about 3:00 p.m. London, England time.

“London Good Delivery Standards” means the specifications for “good delivery” gold bars, including the specifications for weight, dimensions, fineness (or purity), identifying marks and appearance of gold bars, set forth in “The Good Delivery Rules for Gold and Silver Bars” published by the LBMA.

“Net Asset Value” has the meaning ascribed to such term in Section 4.3(a).

“Net Asset Value per Share” has the meaning ascribed to such term in Section 4.3(a).

“Order Cutoff Time” means, with respect to any Business Day, (i) 4:00 p.m. (New York time) on such Business Day or (ii) another time agreed to by the Sponsor and the Trustee and of which Registered Owners and all existing Authorized Participants have been notified by the Trustee.

“Order Date” means, with respect to a Purchase Order, the date specified in Section 2.3(a) and, with respect to a Redemption Order, the date specified in Section 2.6(a).

“Ounce” means one fine troy ounce of gold, equal to 31.103 grams (1.0971428 ounces avoirdupois) multiplied by the fineness of the gold (which shall be no less than 995.0 parts per 1,000 gold).

“Person” means any natural person or any limited liability company, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity or government or any agency or political subdivision thereof.

“Purchase Order” has the meaning ascribed to such term in Section 2.3(a).

“Qualified Bank” means a bank, trust company, corporation or national banking association organized and doing business under the laws of the United States or any State of the United States that is authorized under those laws to exercise corporate trust powers and that (i) is a DTC Participant or a participant in such other Depository as is then acting with respect to the Shares, (ii) is a “bank” as defined in Section 408(n) of the Code (unless counsel to the Sponsor, the appointment of which is acceptable to the Trustee, determines that complying with such definition is not necessary for the exception under Section 408(m)(3) of the Code to apply), and (iii) had, as of the date of its most recent annual financial statements, an aggregate capital, surplus and undivided profits of at least $150,000,000.

“Redemption Order” has the meaning ascribed to such term in Section 2.6(a).

“Registered Owner” means the Person in whose name Shares are registered on the books of the Trustee maintained for that purpose.

“Registrar” means any bank or trust company that is appointed to register Shares and transfers of Shares as herein provided.

“Reserve Account” means the account described in Section 4.12.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” means a unit of beneficial interest in the Trust created under this Agreement, having no par value and representing a fractional undivided beneficial interest in the net assets of the Trust which undivided interest shall equal a fraction, the numerator of which is one and the denominator of which is the total number of Shares outstanding. The initial name of the Shares shall be “GraniteShares Gold Shares.”

“Sponsor” means “GraniteShares LLC”, a Delaware limited liability company, or its successor.

“Sponsor’s Fee” has the meaning ascribed to such term in Section 5.8(a).

“Sponsor Indemnified Party” has the meaning ascribed to such term in Section 5.6(b).

“Surrender” means a book-entry transfer of Shares to the Trustee’s account with the Depository. A “Surrendering” Authorized Participant and “Surrendered” Shares, Baskets or Certificates mean, respectively, an Authorized Participant, Shares, Baskets or Certificates involved in a Surrender.

“Trust” means the GraniteShares Gold Trust, the trust entity created by this Agreement.

“Trust Allocated Account” means the loco London account maintained for the Trust by the Initial Custodian pursuant to the Trust Allocated Account Agreement, or another account maintained for the Trust by a successor Custodian on an allocated basis, as the case may be.

“Trust Allocated Account Agreement” means the Allocated Gold Account Agreement of even date herewith between the Custodian and the Trustee, the form of which is attached as Exhibit B.

“Trust Property” means the gold that the Custodian credits to the Trust Allocated Account and the Trust Unallocated Account in accordance with the Custody Agreements, all other property held by the Custodian for the account of the Trust and any cash or other property that is received by the Trustee in respect thereof or that is otherwise being held by or for the Trust under this Agreement.

“Trust Unallocated Account” means the loco London account maintained for the Trust by the Initial Custodian pursuant to the Trust Unallocated Account Agreement, or another account maintained for the Trust by a successor Custodian on an Unallocated Basis, as the case may be.

“Trust Unallocated Account Agreement” means the Unallocated Gold Account Agreement of even date herewith between the Custodian and the Trustee, the form of which is attached as Exhibit C.

“Trustee” means The Bank of New York Mellon, a New York banking corporation, in its capacity as trustee under this Agreement, or any successor trustee under this Agreement.

“Trustee Indemnified Party” has the meaning ascribed to such term in Section 5.6(a).

“Unallocated Basis” means, with respect to the holding of gold, that the holder is entitled to receive delivery of physical gold in the amount standing to the credit of the holder’s account, but the holder has no ownership interest in any particular gold that the custodian maintaining that account owns or holds.

“Unallocated Gold” means gold held on an Unallocated Basis.

Section 1.2            Rules of Construction.

Unless the context otherwise requires:

(a)          a term has the meaning assigned to it;

(b)          an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles consistently applied in the United States;

(c)          “or” is not exclusive;

(d)          the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision thereof;

(e)          “including” means including without limitation;

(f)          words in the singular include the plural and words in the plural include the singular; and

(g)          a term defined in any part of speech shall have the corresponding meaning when capitalized and used herein in another part of speech.

Article II

CREATION AND DECLARATION OF TRUST; FORM OF CERTIFICATES;
DEPOSIT OF GOLD; DELIVERY, REGISTRATION OF TRANSFER AND SURRENDER OF SHARES

Section 2.1            Creation and Declaration of Trust; Business of the Trust.

(a)         The Trustee acknowledges that it has received confirmation from the Custodian that the Custodian has received an initial deposit of gold from _______________________________, the initial purchaser of the first Basket, and has credited such deposit to the Trust Allocated Account and Trust Unallocated Account, with the Trust Unallocated Account holding no more than 430 Ounces of Unallocated Gold. The Trustee declares that the initial deposit and all other Trust Property shall be owned by the Trust and the Trustee as trustee thereof for the benefit of the Beneficial Owners for the purposes of, and subject to and limited by the terms and conditions set forth in, this Agreement. The trust created by this Agreement shall be known as the GraniteShares Gold Trust. The Trustee hereby confirms that, in exchange for the initial deposit of gold, the Trustee has issued a global Certificate to DTC and that, upon the initial registration statement for the sale of the Shares being declared effective, the Trustee will direct DTC to credit the initial depositor of gold with the number of Baskets represented by such initial deposit of gold.

(b)          The Trust shall not engage in any business or activities other than those authorized by this Agreement or incidental and necessary to carry out the duties and responsibilities set forth in this Agreement. Other than issuance of the Shares, the Trust shall not issue or sell any certificates or other obligations or, except as provided in this Agreement, otherwise incur, assume or guarantee any indebtedness for money borrowed.

Section 2.2            Form of Certificates; Book-Entry System; Transferability of Shares.

(a)          The Certificates evidencing Shares shall be substantially in the form set forth in Exhibit A attached to this Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided. No Shares shall be entitled to any benefits under this Agreement or be valid or obligatory for any purpose unless a Certificate evidencing those Shares has been executed by the Trustee by the manual or facsimile signature of a duly authorized signatory of the Trustee and, if a Registrar (other than the Trustee) for the Shares shall have been appointed, countersigned by the manual signature of a duly authorized officer of the Registrar. The Trustee shall maintain books on which the registered ownership of each Share and transfers, if any, of such registered ownership shall be recorded. Certificates evidencing Shares bearing the manual or facsimile signature of a duly authorized signatory of the Trustee and the manual signature of a duly authorized officer of the Registrar, if applicable, who was, at the time such Certificates were executed, a proper signatory of the Trustee or Registrar, if applicable, shall bind the Trustee, notwithstanding that such signatory has ceased to hold such office prior to the delivery of such Certificates.

(b)          The Certificates may be endorsed with or have incorporated in the text thereof such legends or recitals or modifications not inconsistent with the provisions of this Agreement as may be required by the Trustee or required to comply with any applicable law or regulations thereunder or with the rules and regulations of any securities exchange, including the Exchange, on which Shares may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which the Shares evidenced by a particular Certificate are subject.

(c)          The Sponsor and the Trustee will apply to DTC for acceptance of the Shares in its book-entry settlement system. The Sponsor and the Trustee, as the case may be, shall enter into such customary agreements as may be required by DTC in connection therewith. Shares deposited with DTC shall be evidenced by one or more global Certificates that shall be registered in the name of Cede & Co., as nominee for DTC, and shall bear the following legend:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE AGENT AUTHORIZED BY THE ISSUER FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(d)          So long as the Shares are eligible for book-entry settlement with DTC and such settlement is available, unless otherwise required by law, notwithstanding the provisions of Sections 2.2(a) and (b), all Shares shall be evidenced by one or more global Certificates the Registered Owner of which is DTC or a nominee of DTC and (i) no Beneficial Owner of Shares will be entitled to receive a separate Certificate evidencing those Shares, (ii) the interest of a Beneficial Owner in Shares represented by a global Certificate will be shown only on, and transfer of that interest will be effected only through, records maintained by DTC or a DTC Participant or Indirect Participant through which the Beneficial Owner holds that interest and (iii) the rights of a Beneficial Owner with respect to Shares represented by a global Certificate will be exercised only to the extent allowed by, and in compliance with, the arrangements in effect between such Beneficial Owner and DTC or the DTC Participant or Indirect Participant through which that Beneficial Owner holds an interest in Shares. So long as DTC or another authorized Depository selected by the Sponsor is the Registered Owner, the Trustee and the Sponsor may treat DTC or such other Depository as the absolute owner of the Shares for all purposes whatsoever, including with respect to the payment of distributions and the giving of notices of redemption, tender and other matters with respect to the Shares.

(e)          If, at any time when Shares are evidenced by a global Certificate, DTC ceases to make its book-entry settlement system available for such Shares, the Trustee shall execute and deliver separate Certificates evidencing Shares to a successor authorized Depository identified by the Sponsor and available to act, or, if no successor Depository is identified and able to act, the Trustee shall terminate the Trust in accordance with Section 6.2.

(f)          Title to a Certificate evidencing Shares (and to the Shares evidenced thereby), when properly endorsed or accompanied by proper instruments of transfer, shall be transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of New York; provided, however, that the Trustee, notwithstanding any notice to the contrary, may treat the Registered Owner of Shares as the absolute owner thereof for the purpose of determining the Person entitled to any distribution or to any notice provided for in this Agreement and for all other purposes.

Section 2.3            Deposit of Gold.

(a)          After the initial deposit of gold in the Trust, the issuance and Delivery of Shares will take place only in integral numbers of Baskets, and in compliance with the provisions of this Agreement, as supplemented by the Authorized Participant Procedures (to the extent they are not inconsistent with this Agreement). Authorized Participants wishing to acquire from the Trustee one or more Baskets must place an order therefor with the Trustee (a “Purchase Order”) no later than 3:59:59 p.m. (New York time) on any Business Day. The Order Date for Purchase Orders received by the Trustee prior to the Order Cutoff Time on a Business Day on which the Benchmark Price is announced shall be that Business Day. Purchase Orders received by the Trustee on or after the Order Cutoff Time on a Business Day, or on a Business Day on which the Benchmark Price is not announced, will not be accepted. As consideration for each Basket acquired, Authorized Participants must deposit with the Custodian, from an account of the Authorized Participant maintained by the Custodian, or, if otherwise expressly permitted by the Authorized Participant Procedures, another LBMA-member custodian identified by the Authorized Participant to the Custodian and the Trustee, the Basket Gold Amount determined by the Trustee on the Order Date of the corresponding Purchase Order. Gold may only be Delivered to the Custodian by credit to the Trust Unallocated Account. The Authorized Participant shall bear all risk of any loss until the gold is credited to the Trust Unallocated Account, and neither the Trustee nor the Trust shall have any liability for any such loss.

(b)          The Trustee shall determine the Basket Gold Amount for each Business Day, and each such determination thereof and the Trustee’s resolution of questions concerning the composition of the Basket Gold Amount shall be final and binding on all Persons interested in the Trust. The initial Basket Gold Amount is 1,000 Ounces. After the initial deposit of gold into the Trust, the Basket Gold Amount for each Business Day shall be an amount of gold equal to (i) the excess of (a) the total number of Ounces held in the Trust as of the opening of business on such Business Day over (b) the number of such Ounces equal in value to the Trust’s unpaid expense accrual as of such opening divided by (ii) the quotient of (c) the number of Shares outstanding as of such opening divided by (d) 10,000 (or other number of Shares in a Basket for such Business Day). Fractions of an Ounce included in the Basket Gold Amount smaller than 0.001 Ounces shall be disregarded. The Sponsor shall publish, or shall designate other Persons to publish, for each Business Day, the Basket Gold Amount.

(c)          If the Trust Property (other than the Reserve Account) includes money or any property other than gold, no deposits of gold will be accepted until after a record date for distribution of that money or property, or proceeds of that property, has passed.

(d)          All deposited gold shall be owned by the Trust and held for the Trust by the Custodian. Cash and any assets of the Trust other than gold shall be held by the Trustee at such place and in such manner as the Trustee shall determine.

(e)          Pursuant to the Trust Unallocated Account Agreement, the Custodian agrees to use reasonable efforts to minimize the amount of gold held for the Trust on an Unallocated Basis at all times and the Custodian must allocate ownership of physical gold to the Trust such that no more than 430 Ounces of Unallocated Gold are held for the Trust at the end of each Business Day.

Section 2.4            Delivery of Shares; Liability for Taxes and Other Charges Connected with the Issuance of Shares.

Upon receipt by the Trustee of a Purchase Order from an Authorized Participant and the other documents required as above specified, if any, and a confirmation from the Custodian that the Basket Gold Amount has been Delivered to the Custodian for each Basket requested in such Purchase Order, that the Custodian has allocated the Basket Gold Amount to the Trust Allocated Account (other than up to 430 Ounces of Unallocated Gold pursuant to Section 2.3(e)) and that the Custodian is holding that gold for the account of the Trust, the Trustee, subject to the terms and conditions of this Agreement, as supplemented by the Authorized Participant Procedures (to the extent they are not inconsistent with this Agreement) and the practices of the Depository, shall Deliver to the Authorized Participant the number of Baskets issuable in respect of such deposit as requested in the corresponding Purchase Order, but only upon payment to the Trustee of the applicable transaction fees and expenses, including the Trustee’s fee, and payment of all taxes, governmental charges and fees payable in connection with such deposit, the transfer of gold and the issuance and Delivery of Shares. An Authorized Participant is responsible for any transfer tax, sales or use tax, recording tax, value added tax or similar tax or other governmental charge applicable to the transfer of gold and the issuance and Delivery of Shares pursuant to its Purchase Order, regardless of whether such tax or charge is imposed directly on the Authorized Participant; and by placing a Purchase Order an Authorized Participant agrees to indemnify the Sponsor, the Trustee and the Trust if any of them is required by law to pay any such tax or charge, together with any applicable penalties, additions to tax and interest thereon.

Section 2.5            Registration of Shares and Transfers Thereof; Combination and Split-Up of Certificates.

(a)          The Trustee shall keep or cause to be kept a register of Registered Owners of Shares and shall provide for the registration of Shares and of transfers of Shares.

(b)          The Trustee, subject to the terms and conditions of this Agreement, shall register transfers of Shares on its transfer books from time to time on the surrender of a Certificate evidencing such Shares by the Registered Owner in person or by a duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by the laws of the State of New York and of the United States. Thereupon, the Trustee shall execute a new Certificate or Certificates evidencing such Shares and shall deliver the same to or upon the order of the Person entitled thereto.

(c)          The Trustee, subject to the terms and conditions of this Agreement, shall, upon surrender of a Certificate or Certificates evidencing Shares for the purposes of effecting a split-up or combination of that Certificate or Certificates, execute and deliver one or more new Certificates evidencing those Shares.

(d)          The Trustee may, with the written approval of the Sponsor (which approval shall not be unreasonably withheld), appoint one or more co-transfer agents for the purpose of effecting registration of transfers of Shares and combinations and split-ups of Certificates at designated transfer offices on behalf of the Trustee. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by Registered Owners or Persons entitled to Shares and will be entitled to protection and indemnity to the same extent as the Trustee. Likewise, such co-transfer agent will be held to the same standards of care to which the Trustee is held under this Agreement, including the same standards of care that govern the eligibility of the Trustee to be indemnified under this Agreement.

(e)          The previous paragraphs of this Section 2.5 notwithstanding, so long as the Shares are eligible for deposit with a Depository, the sole Registered Owner shall be such Depository or its nominee and transfer of Shares shall be effected solely by the Depository in accordance with its customary practices in effect from time to time.

Section 2.6            Surrender of Shares by Authorized Participants.

(a)          Upon Surrender by an Authorized Participant of any integral number of Baskets for the purpose of withdrawing the amount of Trust Property represented thereby and payment to the Trustee of the applicable transaction fees and expenses, including the Trustee’s fee, and payment of all taxes, governmental charges and fees payable in connection with such Surrender and withdrawal of Trust Property, and subject to the terms and conditions of this Agreement, as supplemented by the Authorized Participant Procedures (to the extent they are not inconsistent with this Agreement) and the practices of the Depository, an Authorized Participant acting for its own account or on authority of the Beneficial Owner of those Shares will be entitled to Delivery of the amount of Trust Property at the time represented by such Baskets, including the Basket Gold Amounts corresponding to such Baskets on the applicable Order Date (determined as provided below). An Authorized Participant wishing to redeem one or more Baskets must place an order with the Trustee (a “Redemption Order”) no later than 3:59:59 p.m. (New York time) on any Business Day. The Order Date for Redemption Orders received by the Trustee prior to the Order Cutoff Time on a Business Day on which the Benchmark Price is announced shall be that Business Day. Redemption Orders received by the Trustee on or after the Order Cutoff Time on a Business Day, or on a Business Day on which the Benchmark Price is not announced, will not be accepted. Upon a Surrender of an integral number of Baskets and satisfaction of all the conditions for withdrawal of Trust Property, the Trustee shall instruct the Custodian to Deliver to or to the order of the Surrendering Authorized Participant the amount of gold represented by the Surrendered Shares on the Order Date, and the Trustee shall pay or deliver to or to the order of the Surrendering Authorized Participant the amount of any other Trust Property represented by the Surrendered Baskets. Gold will be Delivered by the Custodian only by credit to an account of the Authorized Participant maintained on an Unallocated Basis by the Custodian or, if otherwise expressly permitted by the Authorized Participant Procedures, another LBMA-member custodian identified by the Authorized Participant to the Custodian and the Trustee. The Authorized Participant shall bear all risk of any loss from the time the gold is transferred from the Trust Unallocated Account to any such account of the Authorized Participant, and none of the Trustee, the Sponsor or the Trust shall have any liability for any such loss. Any Delivery of gold to an Authorized Participant other than by credit to an account of the Authorized Participant maintained by the Custodian on an Unallocated Basis will be at the expense and risk of the Authorized Participant.

(b)          The Trustee may require that a Certificate evidencing Shares Surrendered for the purpose of withdrawal is properly endorsed in blank or accompanied by proper instruments of transfer in blank.

(c)          The Sponsor and the Trustee may, but shall have no obligation to, amend this Agreement to provide for redemption of any quantity of Shares for quantities of gold that may be smaller or larger than a Basket Gold Amount by Beneficial Owners who are not Authorized Participants.

Section 2.7            Limitations on Delivery, Registration of Transfer and Surrender of Shares.

(a)          As a condition precedent to the issuance, Delivery, registration of transfer, split-up, combination or Surrender of any Shares or withdrawal of any Trust Property, the Trustee or Registrar (i) may require payment from the applicable Authorized Participant or Registered Owner of a sum sufficient to reimburse it for any tax or other governmental charges and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to any securities being withdrawn) and payment of any applicable fees as herein provided, (ii) may require the production of proof satisfactory to it as to the identity and genuineness of any signature and (iii) may also require compliance with any regulations the Trustee may establish consistent with the provisions of this Agreement. The applicable Authorized Participant or Registered Owner agrees to indemnify the Sponsor, the Trustee and the Trust if any of them is required by law to pay any such tax, charge or fee, together with any applicable penalties, additions to tax and interest thereon.

(b)          The acceptance of Purchase Orders, the Delivery of Shares against deposits of gold or the registration of transfer of Shares may, and upon direction of the Sponsor shall, be suspended generally, or refused with respect to a particular Purchase Order, Delivery of Shares or registration, by the Trustee (i) during any period when the transfer books of the Trustee are closed, (ii) if the Custodian has informed the Trustee and the Sponsor that it is unable to allocate gold to the Trust Allocated Account either in connection with a particular Purchase Order (in which case, unless otherwise instructed by the Sponsor, the Trustee will reject all other Purchase Orders having the same Order Date) or generally, or (iii) if any such action is deemed necessary or advisable by the Sponsor for any reason in its sole discretion at any time or from time to time. The Trustee shall reject any Purchase Order that is not in proper form. Neither the Trustee nor the Sponsor shall be liable to any Person by reason of any suspension, refusal or rejection provided for in this Section 2.7(b).

(c)          The Trustee may, in its sole discretion and will, when so directed by the Sponsor, suspend the right to Surrender Shares, or postpone the date of Delivery of gold, generally or with respect to a particular Redemption Order (i) during any period in which regular trading on the Exchange is suspended or restricted or the Exchange is closed (other than scheduled holiday or weekend closings) or (ii) during an emergency as a result of which Delivery, disposal or evaluation of gold is not reasonably practicable (and the Sponsor shall promptly notify the Exchange of any such emergency). The Trustee shall reject any Redemption Order the fulfillment of which its counsel advises may be illegal under applicable laws and regulations. The Trustee shall reject any Redemption Order that is not in proper form. Neither the Trustee nor the Sponsor shall be liable to any Person by reason of any suspension, postponement or rejection provided for under this Section 2.7(c).

Section 2.8            Lost Certificates, etc.

The Trustee shall execute and deliver a new Certificate of like tenor in exchange and substitution for a mutilated Certificate upon cancellation thereof, or in lieu of and in substitution for a destroyed, lost or stolen Certificate, if the Registered Owner of the Shares evidenced thereby has (a) filed with the Trustee (i) a request for such execution and delivery before the Trustee has notice that the Shares evidenced by the Certificate have been acquired by a protected purchaser and (ii) a sufficient indemnity bond, and (b) satisfied any other reasonable requirements imposed by the Trustee.

Section 2.9            Cancellation and Destruction of Surrendered Certificates.

All Certificates Surrendered to the Trustee shall be canceled by the Trustee. The Trustee is authorized to destroy Certificates so canceled.

Section 2.10          Splits and Reverse Splits of Shares.

(a)          If requested in writing by the Sponsor, the Trustee shall effect a split or reverse split of the Shares as of a record date set by the Trustee in accordance with procedures determined by the Trustee and the Depository.

(b)          If so directed by the Sponsor, the Trustee shall not distribute any fraction of a Share in connection with a split or reverse split of the Shares. The Trustee may sell the aggregated fractions of Shares that would otherwise be distributed in a split or reverse split of the Shares or the amount of Trust Property that would be represented by those Shares and distribute the net proceeds of those Shares or that Trust Property to the Registered Owners entitled to them.

(c)          The amount of Trust Property represented by each Share and the Basket Gold Amount shall be adjusted as appropriate as of the open of business on the Business Day following the record date for a split or reverse split of the Shares.

Article III

CERTAIN OBLIGATIONS OF AUTHORIZED PARTICIPANTS

Section 3.1            Liability of Authorized Participants for Taxes and Other Governmental Charges.

An Authorized Participant is responsible for any transfer tax, sales or use tax, recording tax, value added tax or similar tax or other governmental charge applicable to the redemption of Shares or the transfer of Shares or gold in connection therewith, regardless of whether such tax or charge is imposed directly on the Authorized Participant. If any such tax or other governmental charge shall become payable by the Trustee with respect to any redemption of Shares or the transfer of Shares or gold in connection therewith, (a) such tax or other governmental charge shall be payable by the Authorized Participant redeeming Shares to the Trustee, (b) the Trustee (i) shall refuse to effect any registration of transfer of such Shares or any withdrawal of Trust Property represented by such Shares, as the case may be, until such payment is made, (ii) may withhold any distributions or sell for the account of such Authorized Participant such Trust Property or Shares, and (iii) may apply such distributions or the proceeds of any such sale in payment of such tax or other governmental charge, and (c) the Authorized Participant redeeming such Shares shall remain liable for any deficiency; and by placing a Redemption Order or requesting a transfer of Shares, an Authorized Participant agrees to indemnify the Sponsor, the Trustee and the Trust if any of them is required by law to pay any such tax or other governmental charge, together with any applicable penalties, additions to tax and interest thereon. The Trustee shall distribute any net proceeds of a sale made under the preceding sentence that remain, after payment of the tax or other governmental charge, to the Authorized Participant entitled thereto as in the case of a distribution in cash through the procedures of the Depository.

Section 3.2            Warranties on Deposit of Gold.

Every Authorized Participant depositing gold under this Agreement shall be deemed thereby to represent and warrant that (a) the deposited gold represents the right to receive gold that meets the London Good Delivery Standards, (b) the Authorized Participant making such deposit is duly authorized to do so and (c) at the time of Delivery, the gold is free and clear of any lien, pledge, encumbrance, right, charge or claim (other than the rights created by this Agreement). All representations and warranties deemed made under this Section 3.2 shall survive the deposit of gold, Delivery or Surrender of Shares and termination of this Agreement.

Article IV

ADMINISTRATION OF THE TRUST

Section 4.1            Evaluation of Gold.

(a)          As promptly as practicable after 4:00 p.m. (New York time), on each Business Day, the Trustee shall determine the value of the gold held or receivable by the Trust (i) on the basis of the Benchmark Price for that day or (ii) if no Benchmark Price is announced for that day, on the basis of the most recently announced Benchmark Price prior to the evaluation time. However, if the Sponsor determines that the Benchmark Price specified in the preceding sentence is inappropriate as a basis for evaluation, it shall identify an alternative basis for evaluation to be employed by the Trustee. Gold deliverable under a Purchase Order shall be included in the evaluation beginning on the first Business Day following the Order Date therefor. Gold deliverable under a Redemption Order shall not be included in the evaluation on and after the first Business Day following the Order Date therefor. Neither the Trustee nor the Sponsor shall be liable to any Person for the determination that the most recently announced Benchmark Price is not appropriate as a basis for evaluation of the gold held or receivable by the Trust or for any determination as to the alternative basis for evaluation, provided that such determination is made in good faith.

(b)          If the Sponsor determines that the Benchmark Price should have the meaning set forth in part (ii) of the definition of that term set forth in Section 1.1, the Trustee shall give notice thereof to the Registered Owners identifying the price determined by the Sponsor to be used for the purpose of the evaluation of gold, and the Trustee shall apply the new meaning to the evaluation of gold beginning 60 days after the date of that notice.

Section 4.2            Responsibility of the Trustee for Evaluations.

The Sponsor, Authorized Participants, Registered Owners and Beneficial Owners may rely on any evaluation or determination of any amount made by the Trustee, and, except for any determination made pursuant to Section 4.1(b), the Sponsor shall have no responsibility for the accuracy thereof. The determinations made by the Trustee under this Agreement shall be made in good faith upon the basis of, and the Trustee shall not be liable for any errors contained in, information reasonably available to it. The Trustee shall be under no liability to the Sponsor, or to Authorized Participants, Registered Owners or Beneficial Owners, for errors in judgment; provided, however, that this provision shall not protect the Trustee against any liability to which it would otherwise be subject by reason of gross negligence or bad faith in the performance of its duties.

Section 4.3            Trust Evaluation.

(a)          As promptly as practicable after completion of the evaluation required under Section 4.1(a) on each Business Day, the Trustee shall subtract all accrued but unpaid fees, expenses and other liabilities of the Trust (other than any liability to the extent it is reflected in an addition to the Reserve Account) from the total value of the gold determined by the Trustee pursuant to Section 4.1(a) and all other assets of the Trust (other than any amount credited to the Reserve Account) and cash, if any; the resulting figure is the “Net Asset Value” of the Trust. The Trustee shall also divide the Net Asset Value of the Trust by the number of Shares outstanding as of the close of business on the date of the evaluation then being made, which figure is the “Net Asset Value per Share.” All fees, expenses and other liabilities of the Trust that are or will be incurred or accrued through the close of business on a Business Day shall be included in the calculations required by this Section 4.3 for that Business Day. For purposes of this Section 4.3: (i) Shares deliverable under a Purchase Order shall be considered to be outstanding beginning on the first Business Day following the Order Date therefor; (ii) Shares deliverable under a Redemption Order shall not be considered to be outstanding on and after the first Business Day following the Order Date therefor. Fractions smaller than $0.01 shall be disregarded in such evaluations.

(b)          Net Asset Value and Net Asset Value per Share shall be computed in accordance with generally accepted accounting principles consistently applied in the United States. Any estimate of the accrued but unpaid fees, expenses and liabilities of the Trust for purposes of the computations required by this Section 4.3 made by the Trustee in good faith shall be conclusive upon all Persons interested in the Trust, and no revision or correction in any computation made under this Agreement will be required by reason of any difference in amounts estimated from those actually paid.

Section 4.4            Cash Distributions.

Whenever the Trustee distributes any cash, the Trustee shall distribute the amount available for the distribution to the Registered Owners entitled thereto, in proportion to the number of Shares held by them respectively; provided, however, that, if the Trustee is required to withhold and does withhold from such cash an amount on account of taxes, the amount distributed to the Registered Owners shall be reduced accordingly. The Trustee shall distribute only such amount, however, as can be distributed without attributing to any Registered Owner a fraction of one cent. Any such fractional amounts shall be rounded down to the nearest whole cent.

Section 4.5            Other Distributions.

Whenever the Trustee receives any property in respect of Trust Property other than cash proceeds of a sale of Trust Property (including any claim that accrues in favor of the Trust on account of any loss of deposited gold or other Trust Property), the Trustee shall cause the securities or other property received by it to be distributed to the Registered Owners entitled thereto, in proportion to the number of Shares held by them respectively, after deduction or upon payment of the expenses of the Trustee, in such manner as the Sponsor may deem lawful, equitable and feasible for accomplishing such distribution; provided, however, that if in the opinion of the Sponsor such distribution cannot be made proportionately among the Registered Owners entitled thereto, or if for any other reason (including any requirement that the Trustee withhold an amount on account of taxes or other governmental charges or that securities must be registered under the Securities Act in order to be distributed to Registered Owners) the Sponsor deems such distribution not to be lawful and feasible, the Trustee shall adopt such method as the Sponsor deems lawful, equitable and feasible for the purpose of effecting such distribution, after deduction or upon payment of the expenses of the Trustee, including the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale shall be distributed by the Trustee to the Registered Owners entitled thereto as in the case of a distribution received in cash. The Trustee shall not be liable for any loss or depreciation resulting from any sale or other disposition of property made by the Trustee pursuant to the Sponsor’s instruction or otherwise made by the Trustee in good faith.

Section 4.6            Fixing of Record Date.

Whenever any distribution will be made, or whenever the Trustee receives notice of any solicitation of proxies or consents from Registered Owners, or whenever for any reason there is a split, reverse split or other change in the outstanding Shares, or whenever the Trustee shall find it necessary or convenient in respect of any matter, the Trustee, in consultation with the Sponsor, shall fix a record date for the determination of the Registered Owners who shall be entitled to (i) receive such distribution, (ii) give such proxies or consents in respect of any such solicitation, (iii) receive Shares as a result of any such split, reverse split or other change or (iv) act in respect of any other matter for which the record date was set.

Section 4.7           Payment of Expenses; Gold Sales.

(a)          The following charges shall or may be accrued and paid by the Trust:

(i)           the Sponsor’s Fee payable to the Sponsor as set forth in Section 5.8;

(ii)          expenses of the Trust not assumed by the Sponsor pursuant to Section 5.3(g) and the Trustee’s expenses not reimbursed by the Sponsor pursuant to Section 5.7(b);

(iii)         taxes and other governmental charges;

(iv)         expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or action taken by the Trustee or the Sponsor to protect the Trust or the interests of Registered Owners or Beneficial Owners, including expenses, costs and disbursements the Sponsor incurs pursuant to the last sentence of Section 5.6(b) and expenses, costs and disbursements the Trustee incurs pursuant to Sections 5.7(c) and 5.12(a);

(v)          indemnification of the Trustee as provided in Section 5.6(a); and

(vi)         indemnification of the Sponsor as provided in Section 5.6(b).

(b)          The Trustee shall, when directed by the Sponsor, and, in the absence of such direction, may, in its sole discretion, sell gold to permit payment of expenses under this Agreement, including amounts payable by the Sponsor to the Trustee if not paid when due, as provided in Section 5.7(a). The Trustee shall endeavor to sell gold at such times and in the smallest amounts required to permit payment of expenses as they come due, it being the intention to avoid or minimize the Trust’s holdings of assets other than gold. Neither the Trustee nor the Sponsor shall be liable or responsible in any way for loss or depreciation resulting or incurred by reason of any sale made pursuant to this Section 4.7.

(c)          If at any time and from time to time, the Trustee and the Sponsor determine that the amount of cash included in the Trust Property exceeds the anticipated expenses of the Trust for the following month, the Trustee shall distribute the excess to the Registered Owners under Section 4.4.

Section 4.8            Statements and Reports; Fiscal Year.

(a)          After the end of each fiscal year and within the time period required by applicable laws, rules and regulations, the Trustee shall send to the Registered Owners, at the Sponsor’s expense, an annual report of the Trust for such fiscal year containing financial statements prepared by the Sponsor from information furnished by the Trustee concerning the operations of the Trust and audited by independent accountants designated by the Sponsor and such other information as may be required by such laws, rules and regulations or otherwise, or that the Sponsor determines shall be included. The Trustee may distribute the annual report by any permitted means to the Registered Owners.

(b)          The Trustee shall provide the Sponsor with such certifications, supporting documents and other evidence regarding the Internal Control Over Financial Reporting established and maintained by the Trust, and used by the Trustee in connection with its furnishing of information to the Sponsor for the Sponsor’s preparation of the financial statements of the Trust, as may be reasonably necessary in order to enable the Sponsor to prepare and file or furnish to the Commission any certifications regarding such matters that may be required to be included with the Trust’s periodic reports under the Exchange Act.

(c)           The Trustee shall make such elections, file such tax returns, and prepare, disseminate and file such tax reports, as it is advised by its counsel or accountants are from time to time required by any statute, rule or regulation of the United States, any State or political subdivision thereof, or other jurisdiction having taxing authority in respect of the Trust or its administration. The expense of accountants employed to prepare such tax returns and tax reports shall be an expense of the Trust.

(d)          The fiscal year of the Trust shall initially be the period ending December 31 of each year. The Sponsor shall have the continuing right to select an alternate fiscal year permitted by the Code and other applicable law.

Section 4.9            Further Provisions for Gold Sales.

In addition to selling gold in accordance with Section 4.7, the Trustee shall sell gold or other Trust Property whenever any one or more of the following conditions exists:

(a)          the Sponsor has notified the Trustee, or counsel to the Trustee has advised, that such sale is required by applicable law or regulation; or

(b)          this Agreement has been terminated and the Trust Property is to be liquidated in accordance with Section 6.2.

When selling gold, the Trustee shall endeavor to place orders with dealers (which may include the Custodian) as directed by the Sponsor or, in the absence of such direction, with the Custodian or, if the Custodian is unable or unwilling to execute such orders, with dealers through which the Trustee may reasonably expect to obtain a favorable price and good execution of orders. The Custodian may be the purchaser of the gold to be sold, provided that, (i) if the Trustee’s instruction to sell gold is received by the Custodian by 2:00 p.m. (London, England time) on a Business Day, the purchase price for such gold shall be such Business Day’s Benchmark Price and (ii), if the Trustee’s instruction to sell gold is received by the Custodian after 2:00 p.m. (London, England time) on a Business Day, the purchase price for such gold shall be the next Benchmark Price available after such Business Day. Neither the Trustee nor the Sponsor shall be liable or responsible in any way for depreciation or loss resulting or incurred by reason of any sale made pursuant to this Section 4.9.

Section 4.10        Counsel.

The Sponsor may from time to time employ counsel to act on behalf of the Trust and perform any legal services in connection with the gold and the Trust, including any legal matters relating to the possible disposition or acquisition of any gold.

Section 4.11        Grantor Trust.

Nothing in this Agreement, any Custody Agreement, or otherwise shall be construed to give the Trustee the power to vary the investment of the Beneficial Owners (within the meaning of Treasury Regulation Section 301.7701-4(c) under the Code or any similar or successor provision of the regulations under the Code), nor shall the Sponsor give the Trustee any direction that would vary the investment of the Beneficial Owners. Neither the Trustee nor the Sponsor shall be liable to any Person for any failure of the Trust to qualify as a “grantor trust” under the Code or any comparable provision of the laws of any State or other jurisdiction where that treatment is sought, except that this sentence shall not limit the Trustee’s or the Sponsor’s responsibility for the administration of the Trust in accordance with this Agreement.

Section 4.12        Reserve Account.

The Trustee shall open and maintain a separate non-interest bearing account with the Trustee or such other banking institution specified by the Sponsor, or if the Sponsor fails so to specify, as selected by the Trustee, in the name, and for the benefit, of the Trust, subject only to draft or order by the Trustee acting pursuant to the terms of this Agreement, and shall hold in such account all cash that it has credited to such account to reflect the reserves for taxes or other governmental charges and other contingent liabilities payable out of the Trust that the Trustee has determined from time to time to be required by generally accepted accounting principles. Such account shall be known as the “Reserve Account.” The Trustee shall not be required to distribute to the Registered Owners any of the amounts held in such account; provided, however, that if the Trustee, in its sole discretion, determines that such amounts are no longer necessary for payment of any applicable taxes or other governmental charges or other contingent liabilities, then it shall promptly cause such amounts to be distributed to the Registered Owners.

Article V

THE TRUSTEE AND THE SPONSOR

Section 5.1            Maintenance of Office and Transfer Books by the Trustee.

(a)          Until termination of this Agreement in accordance with its terms, the Trustee shall maintain facilities for the execution and Delivery, registration, registration of transfers and Surrender of Shares in accordance with the provisions of this Agreement.

(b)          The Trustee shall keep a copy of this Agreement and books for the registration of Shares and transfers of Shares at its Corporate Trust Office or such other office as it may designate by notice to the Sponsor and the Registered Owners. Such items shall be open for inspection during normal business hours upon reasonable advance notice by any Person establishing to the Trustee’s reasonable satisfaction that such Person is a Beneficial Owner.

(c)          The Trustee may, and at the reasonable written request of the Sponsor shall, close the transfer books at any time or from time to time if such action is deemed necessary or advisable in the reasonable judgment of the Trustee or the Sponsor.

(d)          If any Shares are listed on one or more stock exchanges in the United States, the Trustee shall act as Registrar or, with the written approval of the Sponsor (which approval shall not be unreasonably withheld), appoint a Registrar or one or more co- Registrars for registry of such Shares in accordance with any requirements of such exchange or exchanges.

Section 5.2            Prevention or Delay in Performance by the Sponsor or the Trustee.

Neither the Sponsor nor the Trustee nor any of their respective directors, officers, managers, members, employees, agents or affiliates shall incur any liability to any Registered Owner, Beneficial Owner or Authorized Participant if, by reason of any provision of any present or future law or regulation of the United States or any other country, or of any governmental or regulatory authority or stock exchange, or by reason of any act of God or war or terrorism or other circumstances beyond its control, the Sponsor or the Trustee is prevented or forbidden from, or would be subject to any civil or criminal penalty on account of, or is delayed in, doing or performing any act or thing that by the terms of this Agreement it is provided shall be done or performed and, accordingly, the Sponsor or the Trustee does not do that thing or does that thing at a later time than would otherwise be required. Neither the Sponsor nor the Trustee shall incur any liability to any Registered Owner, Beneficial Owner or Authorized Participant by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement.

Section 5.3            Obligations of the Sponsor and the Trustee.

(a)          Neither the Sponsor nor the Trustee assumes any obligation nor shall either of them be subject to any liability under this Agreement to any Registered Owner, Beneficial Owner, Authorized Participant or other Person (including liability with respect to the worth of the Trust Property), except that each of them agrees to perform its obligations specifically set forth in this Agreement without gross negligence, willful misconduct or bad faith.

(b)          Neither the Sponsor nor the Trustee shall be under any obligation to prosecute any action, suit or other proceeding in respect of any Trust Property or in respect of the Shares on behalf of a Registered Owner, Beneficial Owner, Authorized Participant or other Person.

(c)          Neither the Sponsor nor the Trustee shall be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any Authorized Participant, any Registered Owner, any Beneficial Owner or any other Person believed by it in good faith to be competent to give such advice or information.

(d)          (i)            The Trustee shall not be liable for any acts or omissions made by a successor Trustee whether in connection with a previous act or omission of the Trustee or in connection with any matter arising wholly after the resignation or removal of the Trustee, provided that, in connection with the issue out of which such potential liability arises, the Trustee performed its obligations without gross negligence, willful misconduct or bad faith while it acted as Trustee.

(ii)          The Sponsor is authorized to negotiate the terms of the Authorized Participant Agreement to be entered into with each Authorized Participant and shall have no liability for any loss or damage incurred by the Trust resulting from any such agreement negotiated in good faith. The Trustee shall have no liability with respect to the negotiation of the terms of any Authorized Participant Agreement or the form of any Authorized Participant Agreement (other than the Trustee’s due execution, delivery and performance thereof). The terms of an Authorized Participant Agreement shall not adversely affect the duties, rights and responsibilities of the Trustee unless the Trustee expressly consents thereto, which consent shall be evidenced by the Trustee’s execution and delivery of such Authorized Participant Agreement.

(e)          The Trustee and the Sponsor shall have no obligation to comply with any direction or instruction from any Registered Owner, Beneficial Owner or Authorized Participant regarding Shares, except to the extent specifically provided for in this Agreement.

(f)          The Trustee shall be a fiduciary under this Agreement; provided, however, that the fiduciary duties and responsibilities and liabilities of the Trustee shall be limited by, and shall be only those specifically set forth in, this Agreement. The Trustee shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties under this Agreement, except as may be specifically provided for herein. Without limiting the foregoing, all duties, rights, privileges and liabilities of the Trustee set forth in this Agreement shall be subject to the following:

(i)           The Trustee shall not be under any obligation to appear in, prosecute or defend any action that in its opinion may involve it in expense or liability, unless it shall be furnished with reasonable security and indemnity against such expense or liability. Subject to the foregoing, the Trustee may, in its sole discretion, take such action as are provided for in Section 5.12(a).

(ii)          Assets of the Trust, exclusive of gold or cash, shall be held by the Trustee either directly or through the commercial book-entry system operated by the Federal Reserve Banks (“Book-Entry System”), DTC, or any other clearing agency or similar system (a “Clearing Agency”), if available. The Trustee shall have no responsibility and shall not be liable for ascertaining or acting upon any calls, conversions, exchange offers, tenders, interest rates changes, or similar matters relating to securities held at the Depository or with any Clearing Agency unless the Trustee shall have received actual and timely written notice of the same, nor shall the Trustee have any responsibility or liability for the actions or omissions to act of the Book-Entry System, the Depository or any Clearing Agency. All moneys held by the Trustee hereunder shall be held by it, without interest thereon or investment thereof, as a deposit for the account of the Trust. Such monies held hereunder shall be deemed segregated by maintaining such monies in an account or accounts for the exclusive benefit of the Trust.

(iii)         If at any time the Trustee is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process that in any way affects the Trust or the Trust Property (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any assets of the Trust), the Trustee is authorized to comply therewith in any manner that it or legal counsel of its own choosing deems appropriate; however, the Trustee to the extent practicable will inform the Sponsor of such order, judgment, decree, writ or other form of judicial or administrative process that in any way affects the Trust and consult in good faith with the Sponsor as to the course of action by the Trustee. If the Trustee complies with any such order, judgment, decree, writ or other form of judicial or administrative process, the Trustee shall not be liable to the Sponsor or to any other Person even though such order, judgment, decree, writ or other form of judicial or administrative process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(iv)         In no event shall the Trustee be liable (A) for acting in accordance with or conclusively relying upon any, direction, instruction, notice, demand, certificate or document (I) from the Sponsor or a Custodian, or any entity acting on behalf of either, that the Trustee believes is given pursuant to or is authorized by this Agreement or any Custody Agreement, respectively or (II) from or on behalf of any Authorized Participant that the Trustee believes is given pursuant to or is authorized by an Authorized Participant Agreement (provided that the Trustee has complied with the verification procedures specified in the Authorized Participant Agreement); (B) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated; or (C) for an amount in excess of the value of the assets of the Trust. The Trustee may consult with legal counsel of its own choosing as to any matter relating to this Agreement and shall not incur any liability in acting in good faith in accordance with any advice from such counsel. The reasonable expense of such counsel shall be paid as provided in Sections 5.7(b) or 5.7(c), as applicable.

(v)          The Trustee shall be entitled to rely conclusively upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it under this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Trustee may act in conclusive reliance upon any instrument or signature believed by it to be genuine and may assume that any Person purporting to give receipt or advice or to make any statement or execute any document in connection with the provisions of this Agreement, any Custody Agreement or any Authorized Participant Agreement has been duly authorized to do so; provided, however, that where a list of authorized officials of a person and their signatures are on file with the Trustee, the Trustee shall compare such manual signatures to the signature on any such documents. Such requirement shall not apply to “personal identification numbers” or “PINS” or other forms of electronic security devices that function as a proxy for a manual signature.

(vi)         The Trustee shall not be responsible (A) for or in respect of the recitals herein, the validity or sufficiency of this Agreement, the Custody Agreements, any Authorized Participant Agreement or any other custody or other agreement entered into by the Trustee at the direction or with the approval of the Sponsor or otherwise in connection with the Trustee’s administration of the Trust, or (B) for the due execution hereof by the Sponsor or of the Custody Agreements by the Initial Custodian, or for the due execution of any other agreement entered into by the Trustee in connection with the administration of the Trust by any party thereto other than the Trustee.

(vii)        The Trustee shall not be responsible in any respect for the form, execution, validity, value, collectability or genuineness of documents, instruments or securities deposited with or delivered to or held by it under this Agreement, or for any description therein, or for the identity, authority or rights of Persons executing or delivering or purporting to execute or deliver any such document, instrument or security.

(viii)       At any time the Trustee (A) may request an instruction in writing in English from the Sponsor, a Custodian, an Authorized Participant or other applicable Person with respect to any action that any of them is authorized to direct the Trustee to take under this Agreement, the Custody Agreements, any Authorized Participant Agreement or any other agreement entered into by the Trustee in connection with the Trustee’s administration of the Trust and (B) may, at its own option, include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations under any such agreement. The Trustee shall not be liable for acting in accordance with such a proposal on or after the date specified therein, provided that the specified date shall be at least three Business Days after the Sponsor, the Custodian, the Authorized Participant or other applicable Person receives the Trustee’s request for instructions and its proposed course of action, and provided further that, prior to so acting, the Trustee has not received the written instructions requested.

(ix)          When the Trustee acts on any information, instructions or communications (including communications with respect to the delivery of securities or the wire transfer of funds) sent by telex, facsimile, email or other form of electronic or data transmission, the Trustee, absent gross negligence, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the party sending it or is not in the form the party sent or intended to send (whether due to fraud, distortion or otherwise), provided that this paragraph shall not limit the Trustee’s obligation to obtain such confirmations as may be specified in this Agreement or any Authorized Participant Agreement. The Trustee shall be indemnified as provided in Section 5.6 against any loss, liability, claim or expense (including reasonable legal fees and expenses) it may incur in acting in accordance with any such information, instruction or communication. This paragraph shall survive notwithstanding any termination of this Agreement and the Trust or the resignation or removal of the Trustee.

(x)          The Trustee may construe any provision of this Agreement that it believes to be ambiguous or inconsistent with any other provision(s) hereof, and any reasonable construction of any such provision by the Trustee in good faith shall be binding upon the parties hereto, each Authorized Participant, and all Registered Owners and Beneficial Owners. In the event of any ambiguity or inconsistency or any other uncertainty in any notice, instruction or other communication received by the Trustee under this Agreement, the Trustee shall notify the Sponsor and the giver thereof and may, in its sole discretion, refrain from taking any action other than to retain possession of the Trust Property, unless the Trustee receives such further written instructions, from the Sponsor or otherwise, that eliminate such ambiguity, inconsistency or uncertainty.

(xi)         The Trustee shall have no responsibility for the contents of any writing of the arbitrators or any third party that may be used as a means to resolve disputes among third parties with respect to their interest in the Trust, Trust Property or Shares and may conclusively rely without any liability upon the contents thereof.

(xii)        In no event shall the Trustee be personally liable for any taxes or other governmental charges imposed upon or in respect of the gold or its custody, moneys or other assets from time to time held hereunder, or on the income therefrom or the sale or proceeds of sale thereof, or upon it as Trustee hereunder (except that it shall be personally liable for any income or other taxes on the amounts it receives from the Sponsor pursuant to Section 5.7(a)) or upon or in respect of the Trust or the Shares, that it may be required to pay under any present or future law of the United States or of any other taxing authority having jurisdiction in the premises. For all such taxes and charges and for any expenses, including reasonable counsel’s fees, that the Trustee may sustain or incur with respect to such taxes or charges, the Trustee shall be reimbursed and indemnified out of the assets of the Trust as provided in Section 5.6, and the payment of such amounts shall be secured by a lien on such assets. This paragraph shall survive notwithstanding any termination of this Agreement and the Trust or the resignation or removal of the Trustee.

(xiii)       The Trustee shall not be answerable for the default of the Initial Custodian or any Custodian employed at the direction of the Sponsor or selected by the Trustee with reasonable care. The Trustee also may employ custodians for Trust assets other than gold, agents, attorneys, accountants, auditors and other professionals (including any affiliate of the Trustee or of the Sponsor) and shall not be answerable for the default or misconduct of any such custodians, agents, attorneys, accountants, auditors or other professionals if such custodians, agents, attorneys, accountants, auditors or other professionals were selected with reasonable care. The fees and expenses charged by such custodians, agents, attorneys, accountants, auditors or other professionals, exclusive of fees for services to be performed by the Trustee, shall be paid as provided in Sections 5.7(b) or 5.7(c), as applicable, without reduction of the compensation due the Trustee for its services as such hereunder. Fees paid for custody of assets other than gold shall be an expense of the Trustee.

(xiv)       The Trustee, whether for itself or in another capacity, may own or hold Shares, or be an underwriter or dealer in respect of Shares, and may deal in any manner with the same with the same rights and powers as if it were not the trustee hereunder.

(g)          (i)            The Sponsor shall be responsible for all organizational expenses of the Trust and for the marketing and the following administrative expenses of the Trust: fees for the Trustee’s ordinary services and reimbursement of its ordinary out-of-pocket expenses as provided in Section 5.7(a), the Custodian’s fees and expenses reimbursable to it pursuant to any Custody Agreement, listing fees of the Exchange, registration fees charged by the Commission, printing and mailing costs, expenses for the maintenance of any website of the Trust, audit fees and expenses and legal fees and expenses, including legal fees and expenses under Section 4.10, not in excess of $100,000 per year.

(ii)          The Sponsor may request the Trustee to order Custodian audits as permitted under the Custody Agreements.

(iii)         The Sponsor shall be entitled to rely conclusively upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it under this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Sponsor may act in conclusive reliance upon any instrument or signature believed by it to be genuine and may assume that any Person purporting to give receipt or advice or to make any statement or execute any document in connection with the provisions of this Agreement, any Custody Agreement or any Authorized Participant Agreement has been duly authorized to do so.

(iv)         When the Sponsor acts on any information, instructions or communications (including communications with respect to the conversion of gold, the Delivery of Shares or the payment of fees) sent by telex, facsimile, email or other form of electronic or data transmission, the Sponsor, absent gross negligence, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the party sending it or is not in the form the party sent or intended to send (whether due to fraud, distortion or otherwise), provided that this paragraph shall not limit the Sponsor’s obligation to obtain such confirmations as may be specified in this Agreement. The Sponsor shall be indemnified as provided in Section 5.6 against any loss, liability, claim or expense (including reasonable legal fees and expenses) it may incur in acting in accordance with any such information, instruction or communication. This paragraph shall survive notwithstanding the termination of this Agreement and the Trust or the resignation of the Sponsor.

(v)          In no event shall the Sponsor be personally liable for any taxes or other governmental charges imposed upon or in respect of the gold, or on the income therefrom or the sale or proceeds of sale thereof, or upon it as Sponsor hereunder (except that it shall be personally liable for any income or other taxes on the amounts it receives from the Trust pursuant to Section 5.8(a)) or upon or in respect of the Trust or the Shares, that it may be required to pay under any present or future law of the United States or of any other taxing authority having jurisdiction in the premises. For all such taxes and charges and for any expenses, including reasonable counsel’s fees, that the Sponsor may sustain or incur with respect to such taxes or charges, the Sponsor shall be reimbursed and indemnified out of the assets of the Trust as provided in Section 5.6. This paragraph shall survive notwithstanding any termination of this Agreement and the Trust or the resignation of the Sponsor.

Section 5.4            Resignation or Removal of the Trustee; Appointment of Successor Trustee.

(a)          The Trustee may at any time resign as trustee hereunder by notice of its election so to do delivered to the Sponsor, and, subject to Section 6.2, such resignation shall take effect upon the appointment of a successor trustee and its acceptance of such appointment as hereinafter provided.

(b)          The Sponsor may, in its sole discretion, remove the Trustee as trustee hereunder by notice given to the Trustee in the manner provided in Section 7.5 no more than 120 and at least 90 days prior to the fifth anniversary of the date of this Agreement or, thereafter, by notice delivered to the Trustee no more than 120 and at least 90 days prior to the last day of any subsequent three-year period. Subject to Section 6.2, such removal shall take effect upon the appointment of a successor trustee and its acceptance of such appointment as hereinafter provided.

(c)          If at any time the Trustee

(i)           ceases to be a Qualified Bank,

(ii)          is in material breach of its obligations under this Agreement and fails to cure such breach within 30 days after receipt of notice from the Sponsor or Registered Owners acting on behalf of at least 25% of the outstanding Shares specifying such breach in reasonable detail and requiring the Trustee to cure such breach, or

(iii)         fails to consent to the implementation of an amendment to the Trust’s initial Internal Control Over Financial Reporting reasonably deemed necessary by the Sponsor and, after consultations with the Sponsor, the Sponsor and the Trustee fail to resolve their differences regarding such proposed amendment, then the Sponsor, acting on behalf of the Registered Owners, may remove the Trustee as trustee hereunder by notice given to the Trustee in the manner provided in Section 7.5. Such removal shall take effect upon the appointment of a successor trustee and its acceptance of such appointment as hereinafter provided.

(d)          If the Trustee acting hereunder resigns or is removed, the Sponsor, acting on behalf of the Registered Owners, shall use its reasonable efforts to appoint a successor trustee, which shall be a Qualified Bank. Every successor Trustee shall execute and deliver to its predecessor and to the Sponsor, acting on behalf of the Registered Owners, an instrument in writing accepting its appointment hereunder, and thereupon such successor Trustee, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor; but such predecessor, nevertheless, upon payment of all sums due it and on the written request of the Sponsor, acting on behalf of the Registered Owners, shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Trust Property to such successor, and shall deliver to such successor a list of the Registered Owners of all outstanding Shares. Upon effective resignation or removal hereunder, the resigning or removed Trustee shall be discharged from all duties and responsibilities under this Agreement and shall no longer be liable in any manner hereunder except as to acts or omissions occurring prior to such resignation or removal, and the successor Trustee shall thereupon undertake and perform all duties and responsibilities and be entitled to all rights and compensation as Trustee under this Agreement. The successor Trustee shall not be under any liability hereunder for acts or omissions occurring prior to execution of an instrument accepting its appointment as Trustee. The Sponsor or any such successor Trustee shall promptly give notice of the appointment of such successor Trustee to the Registered Owners.

(e)          Any corporation or other entity into which the Trustee may be merged, consolidated or converted in a transaction in which the Trustee is not the surviving corporation or any corporation or other entity otherwise succeeding to substantially all of the business of the Trustee shall be the successor Trustee without the execution or filing of any document or any further act. During the 90-day period following the effectiveness of a merger, consolidation or conversion or other transaction described in the preceding sentence, the Sponsor may, by notice to the corporation or other entity described in that sentence (i.e., the successor Trustee), remove the latter as trustee hereunder and designate a successor Trustee in compliance with the provisions of subsection (d) above.

Section 5.5            The Custodian.

(a)          The parties acknowledge that the Initial Custodian was selected solely by the Sponsor. The Trustee is hereby directed to enter into the Trust Allocated Account Agreement and the Trust Unallocated Account Agreement with the Initial Custodian, and the Trustee shall have no liability for the terms thereof. The Initial Custodian will be subject to the directions of the Trustee as provided in such Custody Agreements and will be responsible solely to the Trustee, the Beneficial Owners and, as applicable, the Sponsor to the extent English law requires (provided, however, that any discretionary action to be taken, or decision to be made, by the Trustee pursuant to any Custody Agreement shall only be taken or made if and as directed by the Sponsor and the directed action or decision does not, in the Trustee’s reasonable discretion, adversely affect the Trustee’s rights and obligations thereunder). The Custodian may at any time resign as custodian to the extent permitted by, and in the manner provided by, the Custody Agreements. If upon the resignation of any Custodian there would be no Custodian acting hereunder, the Trustee shall, promptly after receiving such notice of such resignation, appoint a substitute custodian or custodians selected by the Sponsor, each of which shall thereafter be a Custodian hereunder. When directed by the Sponsor, and to the extent permitted by, and in the manner provided by, the relevant Custody Agreements, the Trustee shall remove the Custodian and appoint a substitute custodian or appoint an additional custodian or custodians selected by the Sponsor, each of which shall thereafter be a Custodian hereunder. Each such substitute or additional custodian shall, forthwith upon its appointment, enter into one or more Custody Agreements in form and substance approved by the Sponsor (provided, however, that the rights and duties of the Trustee hereunder and under the then-existing Custody Agreements shall not be materially altered by such new Custody Agreements without its consent). After the date of this Agreement, the Trustee shall not enter into or amend any Custody Agreement with a Custodian without the written approval of the Sponsor (which approval shall not be unreasonably withheld or delayed). When instructed by the Sponsor, the Trustee shall demand that a Custodian deliver such of the gold held by it as is requested of it to any other Custodian or such substitute or additional Custodian or Custodians directed by the Sponsor. In connection with such delivery the Trustee will, solely if and in the manner directed by the Sponsor, cause the physical gold to be weighed or assayed and any such weighing and assay shall be an expense of the Trust pursuant to Section 4.7(a)(ii). The Trustee shall have no liability for any delivery of gold or weighing or assaying of delivered physical gold directed by the Sponsor pursuant to the preceding provisions of this paragraph, and in the absence of such direction shall have no obligation to effect such a delivery or to cause the delivered physical gold to be weighed, assayed or otherwise validated.

(b)          The Trustee shall have no obligation to monitor the activities of any Custodian other than to receive and review such reports of the gold held for the Trust by such Custodian and of transactions in gold held for the account of the Trust made by such Custodian pursuant to the Custody Agreements. The accounts and operations of each Custodian shall be audited or examined by accountants, auditors or other inspectors selected by the Sponsor at such times as directed by the Sponsor as permitted by the Custody Agreements. In no event shall the Trustee be liable for (i) any loss or damage resulting from the actions or omissions of, or the insolvency of, any Custodian or loss or damage to the gold while in the possession of, or in transit to or from, any Custodian, (ii) the amount, validity or adequacy of insurance maintained by any Custodian, (iii) any defect in gold held by a Custodian, (iv) any failure of the gold to conform to the requirements of the London Good Delivery Standards or (v) any failure of the gold to conform to a description thereof provided by the Custodian to the Trustee.

(c)          Upon the appointment of any successor Trustee hereunder, each Custodian then acting under the Custody Agreements with the predecessor of such Trustee shall forthwith become, without any further act or writing, the agent hereunder of such successor Trustee, and the appointment of such successor Trustee shall in no way impair the authority of each such Custodian; but the successor Trustee so appointed shall, nevertheless, on the written request of any Custodian, execute and deliver to such Custodian all such instruments as may be proper to give to such Custodian full and complete power and authority as agent hereunder of such successor Trustee.

Section 5.6            Indemnification.

(a)          The Trustee and its directors, officers, employees, shareholders, agents and affiliates (as such term is defined under the Securities Act) (each, a “Trustee Indemnified Party”) shall be indemnified from the Trust and held harmless against any loss, liability or expense (including the reasonable fees and expenses of counsel) arising out of or in connection with the performance of its obligations under this Agreement and under each other agreement entered into by the Trustee in furtherance of the administration of the Trust (including the Custody Agreements and any Authorized Participant Agreement, including the Trustee’s indemnification obligations thereunder) or otherwise by reason of the Trustee’s acceptance or administration of the Trust, to the extent such loss, liability or expense was incurred without (i) gross negligence, bad faith, willful misconduct or willful malfeasance on the part of such Trustee Indemnified Party in connection with the performance of its obligations under this Agreement or any such other agreement or any actions taken in accordance with the provisions of this Agreement or any such other agreement or (ii) reckless disregard on the part of such Trustee Indemnified Party of its obligations and duties under this Agreement or any such other agreement. Such indemnity shall also include payment from the Trust of the reasonable costs and expenses incurred by such Trustee Indemnified Party in investigating or defending itself against any such loss, liability or expense or any claim therefor. Any amounts payable to a Trustee Indemnified Party under this Section 5.6(a) may be payable in advance or shall be secured by a lien on the Trust’s assets.

(b)          The Sponsor and its members, managers, directors, officers, employees, agents and affiliates (as such term is defined under the Securities Act) (each, a “Sponsor Indemnified Party”) shall be indemnified from the Trust and held harmless against any loss, liability or expense (including the reasonable fees and expenses of counsel) arising out of or in connection with the performance of its obligations under this Agreement and under each other agreement entered into by the Sponsor in furtherance of the administration of the Trust (including Authorized Participant Agreements to which the Sponsor is a party, including the Sponsor’s indemnification obligations thereunder) or any actions taken in accordance with the provisions of this Agreement to the extent such loss, liability or expense was incurred without (i) gross negligence, bad faith, willful misconduct or willful malfeasance on the part of such Sponsor Indemnified Party in connection with the performance of its obligations under this Agreement or any such other agreement or any actions taken in accordance with the provisions of this Agreement or any such other agreement or (ii) reckless disregard on the part of such Sponsor Indemnified Party of its obligations and duties under this Agreement or any such other agreement. Such indemnity shall also include payment from the Trust of the reasonable costs and expenses incurred by such Sponsor Indemnified Party in investigating or defending itself against any such loss, liability or expense or any claim therefor. Any amounts payable to a Sponsor Indemnified Party under this Section 5.6(b) may be payable in advance or shall be secured by a lien on the Trust’s assets. The Sponsor may, in its sole discretion, undertake any action that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and the interests of the Beneficial Owners; and, in such event, the reasonable legal expenses and costs and other disbursements of any such actions shall be expenses and costs of the Trust, and the Sponsor shall be entitled to be reimbursed therefor by the Trust as provided in Section 5.8(b).

(c)          The indemnities provided by, and the lien rights securing payments under, this Section 5.6 shall survive notwithstanding any termination of this Agreement and the Trust or the resignation or removal of the Trustee or the Sponsor, respectively.

Section 5.7            Fees, Charges and Expenses of the Trustee.

(a)          The Trustee is entitled to receive from the Sponsor fees for its ordinary services and reimbursement for its out-of-pocket expenses (but, for the avoidance of doubt, excluding amounts payable by the Trust under Sections 4.7(a)(iv), 5.7(c) and 5.12(a)), in accordance with a written agreement between the Sponsor and the Trustee. Should the Sponsor fail to pay the same, the Trustee shall be authorized to charge the same to the Trust, in an amount not exceeding the amount that could be charged to the Trust under Section 5.8(a) in respect of the Sponsor’s Fee (and the Trustee may charge the same to the Trust to such extent without regard to whether, because of the Sponsor’s default, fee waiver or other reason, the Sponsor may not then be entitled to such fee), and any subsequent amount paid to the Sponsor pursuant to Sections 4.7(a)(i) and 5.8(a) shall be net of amounts so withheld. The Trustee’s right of reimbursement shall be secured by a lien on amounts chargeable to the Trust under Section 5.8(a), without giving effect to any fee waiver then in effect, prior to the interest of the Sponsor, the Registered Owners, the Beneficial Owners and any other Person.

(b)          The Trustee is entitled to charge, and to be reimbursed by, the Trust for all expenses and disbursements incurred by it in the performance of its duties hereunder, including the reasonable fees and disbursements of its legal counsel and expenses identified in any Custody Agreement as payable by the Trustee, other than (i) amounts specified in Section 5.7(a), (ii) expenses and disbursements incurred by it prior to the commencement of trading of Shares on the Exchange and (iii) fees of agents for performing services the Trustee is required to perform under this Agreement. The Trustee’s right of reimbursement for expenses and disbursements under this paragraph shall constitute a lien on, and the amount thereof shall be deductible against, the assets of the Trust.

(c)          Any pecuniary cost, expense or disbursement of the Trustee resulting from actions taken to protect the Trust or the rights and interests of the Registered Owners or Beneficial Owners pursuant to the terms of this Agreement, including the Trustee’s appearance in, prosecution of or defense of any action that it considers necessary or desirable to protect the Trust or the interests of the Registered Owners or Beneficial Owners, shall be expenses of the Trust and shall be deductible from, and constitute a lien on, the assets of the Trust.

(d)          Each Authorized Participant depositing gold, and each Person surrendering Shares for the purpose of withdrawing Trust Property, shall pay to the Trustee a fee of $500 per transaction for the Delivery of Shares pursuant to Section 2.4 and the Surrender of Baskets pursuant to Section 2.6 or 6.2(b) (or such other fee as the Trustee, with the prior written consent of the Sponsor, may from time to time announce).

Section 5.8            Charges of the Sponsor.

(a)          The Sponsor shall be entitled to receive from the Trust, chargeable as an expense of the Trust, a fee for services (the “Sponsor’s Fee”) at an annualized rate of 0.20% of the Trust’s Net Asset Value, accrued on a daily basis computed on the prior Business Day’s Net Asset Value and paid monthly in arrears in U.S. dollars. The Sponsor may, at its sole discretion and from time to time, waive all or a portion of the Sponsor’s Fee for such period(s) of time it specifies in a notice of such fee waiver to the Trustee. The Sponsor is under no obligation to waive any portion of its fees hereunder or reimbursements pursuant to Section 5.8(b), and any such waiver shall create no obligation to waive any such fees or reimbursements during any period not covered by the waiver. Any fee or reimbursement waiver by the Sponsor shall not operate to reduce the Sponsor’s obligations hereunder, including its obligations under Section 5.3(g).

(b)          The Sponsor shall be entitled to receive reimbursement from the Trust for all expenses, costs and other disbursements incurred by it under the last sentence of Section 5.6(b) or that are of the type described in Sections 4.7(a)(ii), (iii), (iv), and (vi), except that the Sponsor shall not be entitled to charge the Trust for (i) expenses and disbursements incurred by it prior to the commencement of trading of Shares on the Exchange or (ii) fees of agents for performing services the Sponsor is required to perform under this Agreement.

Section 5.9            Retention of Trust Documents.

The Trustee shall retain documents, records, bills and other data compiled during the term of this Agreement for the respective periods required by the laws or regulations governing the Trustee and any other applicable laws (including the federal securities laws and the Code), and is authorized to destroy any of such data at the times permitted by such laws or regulations, unless the Sponsor reasonably requests the Trustee in writing to retain any such item(s) for a longer period.

Section 5.10          Federal Securities Law Filings.

(a)          The Sponsor shall (i) prepare and file a registration statement, including a prospectus, with the Commission (“registration statement” and “prospectus,” respectively) and take such action as is necessary from time to time to qualify the Shares for offering and sale under the federal securities laws, including the preparation and filing of amendments and supplements to the registration statement, (ii) promptly notify the Trustee of any amendment or supplement to the registration statement or prospectus, of any order preventing or suspending the use of the prospectus, of any request for amending or supplementing the registration statement or prospectus or if any event or circumstance occurs that is known to the Sponsor as a result of which the registration statement or prospectus, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) provide the Trustee from time to time with copies, including copies in electronic form, of the prospectus, as amended and supplemented if such be the case, in such quantities as the Trustee may reasonably request and (iv) prepare and file any periodic reports or updates that may be required under the Exchange Act. The Trustee shall furnish to the Sponsor any information from the records of the Trust that the Sponsor reasonably requests in writing that is needed to prepare any filing or submission that the Sponsor or the Trust is required to make under the federal securities laws, and the Sponsor is entitled to rely on such information so furnished by the Trustee.

(b)          The Sponsor shall have all necessary and exclusive power and authority to (i) from time to time adopt, implement or amend such disclosure controls and procedures as are necessary or desirable, in the Sponsor’s reasonable judgment, to ensure compliance with the disclosure and ongoing reporting obligations under any applicable securities laws, (ii) appoint and remove the auditors of the Trust and (iii) seek from the relevant securities or other regulatory authorities such relief, clarification or other action as the Sponsor shall deem necessary or desirable regarding the disclosure or financial reporting obligations of the Trust.

(c)          The policies and procedures comprising the Trust’s initial Internal Control Over Financial Reporting have been adopted as of the date of this Agreement, and copies thereof have been delivered to the appropriate officers of the Sponsor and the Trustee. Amendments to such initial Internal Control Over Financial Reporting may be proposed from time to time by the Sponsor, but such amendments may not be adopted in connection with the Trustee’s furnishing of information to the Sponsor for the Sponsor’s preparation of the Trust’s financial statements without the Trustee’s consent (which consent will not be unreasonably withheld or delayed).

Section 5.11          Prospectus Delivery.

The Trustee shall, if required by the federal securities laws, in any manner permitted by such laws, deliver at the time of issuance of Shares an electronic or other copy of the prospectus, as most recently furnished to the Trustee by the Sponsor, to each Authorized Participant.

Section 5.12          Discretionary Actions by the Trustee; Consultation.

(a)          Subject to Section 5.3(f)(i), the Trustee may, in its sole discretion, undertake any action at any and all times that it considers necessary or desirable to protect the Trust or the rights and interests of the Registered Owners or the Beneficial Owners pursuant to the terms of this Agreement. Pursuant to Section 5.7(c), the expenses, costs and disbursements incurred by the Trustee in connection with taking any action under the preceding sentence (including the reasonable fees and disbursements of legal counsel) shall be expenses of the Trust, and the Trustee shall be entitled to be reimbursed for those expenses by the Trust.

(b)          The Trustee shall notify and consult with the Sponsor before undertaking any action under subsection (a) above or if the Trustee becomes aware of any development or event that affects the administration of the Trust but is not contemplated or provided for in this Agreement.

(c)          The Sponsor shall notify and consult with the Trustee before undertaking any action under the last sentence of Section 5.6(b) or if the Sponsor becomes aware of any development or event that affects the administration of the Trust but is not contemplated or provided for in this Agreement.

Section 5.13          Dissolution of the Sponsor Not to Terminate Trust.

The dissolution of the Sponsor, or its ceasing to exist as a legal entity from, or for, any cause, shall not operate to terminate this Agreement insofar as the duties and obligations of the Trustee are concerned unless the Trust is terminated pursuant to Section 6.2.

Article VI
AMENDMENT AND TERMINATION

Section 6.1            Amendment.

Subject to Section 4.11, the Trustee and the Sponsor may amend this Agreement or any provision of this Agreement without the consent of any Person, including any Registered Owner or Beneficial Owner. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees or other such expenses), or that otherwise prejudices any substantial existing right of the Registered Owners or the Beneficial Owners, will not become effective as to outstanding Shares until 30 days after notice of such amendment is given to the Registered Owners. Amendments pursuant to Section 2.6(c) shall not require notice pursuant to the preceding sentence. Every Registered Owner and Beneficial Owner, at the time any amendment so becomes effective, shall be deemed, by continuing to hold any Shares or an interest therein, to consent and agree to such amendment and to be bound by this Agreement as amended thereby. Notwithstanding the foregoing, in no event shall any amendment impair the right of the Authorized Participants to Surrender Baskets and receive therefor the amount of Trust Property represented thereby pursuant to Section 2.6(a), except in order to comply with mandatory provisions of applicable law.

Section 6.2            Termination.

(a)          The Trustee shall set a date on which this Agreement and the Trust will terminate and mail notice of that termination to the Registered Owners at least 30 days prior to the date set for termination if any of the following occurs:

(i)           The Trustee is notified that the Shares are delisted from a national securities exchange and are not approved for listing on another national securities exchange within five Business Days of their delisting;

(ii)          Registered Owners acting in respect of at least 75% of the outstanding Shares notify the Trustee that they elect to terminate the Trust;

(iii)         60 days have elapsed since the Trustee notified the Sponsor of the Trustee’s election to resign or since the Sponsor removed the Trustee, and a successor trustee has not been appointed and accepted its appointment as provided in Section 5.4;

(iv)         any sole Custodian then acting resigns or is removed and no successor custodian has been employed pursuant to Section 5.5 within 60 days of such resignation or removal;

(v)          the Commission determines that the Trust is an investment company under the Investment Company Act of 1940, as amended, and the Trustee has actual knowledge of such Commission determination;

(vi)         the CFTC determines that the Trust is a commodity pool under the Commodity Exchange Act of 1936, as amended; and/or the Shares constitute “commodity interests” as defined by the CFTC in CFTC Regulation 1.3(yy), and in either case the Trustee has actual knowledge of that determination;

(vii)        the aggregate market capitalization of the Trust, based on the closing price for the Shares, is less than $50 million (as adjusted for inflation by reference to the Consumer Price Index as published by the Bureau of Labor Statistics) at any time more than 18 months after the Trust’s formation and the Trustee receives, within six months after the last trading date on which such capitalization (as so computed) was less than $50 million, notice from the Sponsor of its decision to terminate the Trust;

(viii)       the Trust fails to qualify for treatment, or ceases to be treated, as a “grantor trust” under the Code or any comparable provision of the laws of any State or other jurisdiction where that treatment is sought, and the Trustee receives notice from the Sponsor that the Sponsor has determined that, because of that tax treatment or change in tax treatment, termination of the Trust is advisable;

(ix)          60 days have elapsed since DTC or another Depository has ceased to act as depository with respect to the Shares and the Sponsor has not identified another Depository that is willing to act in such capacity;

(x)          if the law governing the Trust limits the maximum period during which the Trust may continue, upon the expiration of 21 years after the death of the last survivor of all of the descendants of Elizabeth II, Queen of England, living on the date of this Agreement; or

(xi)         as provided in Section 6.2(c).

(b)          On and after the date of termination of this Agreement, the Trustee shall not accept any deposits of gold, shall discontinue the registration of transfers of Shares, shall not make any distributions to Registered Owners, and shall not give any further notices or perform any further acts under this Agreement, except that the Trustee shall continue to collect distributions pertaining to Trust Property and hold the same uninvested and without liability for interest, shall pay the Trust’s expenses and sell gold as necessary to meet those expenses and shall continue to deliver Trust Property, together with any distributions received with respect thereto and the net proceeds of the sale of any other property, in exchange for Shares Surrendered to the Trustee by Authorized Participants in accordance with Section 2.6(a) (after deducting or upon payment of, in each case, the applicable transaction fees payable to the Trustee for the Surrender of Shares and any expenses for the account of the Registered Owner of such Shares in accordance with the terms and conditions of this Agreement, and any applicable taxes or other governmental charges). At any time after the expiration of 60 days following the date of termination of this Agreement, the Trustee shall sell the Trust Property then held under this Agreement pursuant to the Sponsor’s direction, or, if the Sponsor fails to provide direction, as the Trustee determines, and may thereafter hold the net proceeds of any such sale, together with any other cash then held by it under this Agreement, uninvested and without liability for interest, for the pro rata benefit of the Registered Owners of Shares that had not theretofore been Surrendered. The Trustee shall have no liability for loss or depreciation resulting from any such sale made pursuant to the Sponsor’s direction or otherwise made by the Trustee in good faith. After making such sale, the Trustee shall be discharged from all obligations under this Agreement, except to deliver to such Registered Owners against Surrender of Shares (and, if DTC is the Registered Owner, in accordance with its rules and procedures for such Surrender and delivery) their pro rata portion of the net proceeds and other cash (after deducting, in each case, any accrued fees and expenses, and any taxes, other governmental charges or liabilities payable by the Trust, and any expenses for the account of the Registered Owner of such Shares in accordance with the terms and conditions of this Agreement). Upon the termination of this Agreement, the Sponsor shall be discharged from all obligations under this Agreement except that its obligations to the Trustee under Section 5.7 shall survive termination of this Agreement.

(c)          If the Sponsor fails to undertake or perform, or becomes incapable of undertaking or performing, any of the duties that by the terms of this Agreement are required to be undertaken or performed by it, and such failure or incapacity is not cured within 30 days following receipt of notice from the Trustee of such failure or incapacity, or if the Sponsor is adjudged bankrupt or insolvent, or a receiver of the Sponsor or of its property is appointed, or a trustee or liquidator or any public officer takes charge or control of the Sponsor or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then in any such case the Sponsor shall be deemed conclusively to have resigned effective immediately upon the occurrence of any of the specified events, or if the Sponsor has been dissolved or has ceased to exist as a legal entity for any reason or if the Sponsor resigns by sending notice of resignation to the Trustee without the appointment by the resigning Sponsor of a succeeding Sponsor (which appointment is subject to the prior written consent of the Trustee, which shall not be unreasonably withheld), the Trustee may do any one or more of the following: (i) appoint a successor Sponsor to assume, with such compensation from the Trust as the Trustee may deem reasonable under the circumstances, the duties and obligations of the Sponsor hereunder by an instrument of appointment and assumption executed by the Trustee and the successor Sponsor; (ii) agree to act as Sponsor hereunder without appointing a successor Sponsor and without terminating this Agreement; or (iii) terminate and liquidate the Trust and distribute its remaining assets pursuant to this Section 6.2. The Trustee shall have no obligation to appoint a successor Sponsor or to assume the duties of the Sponsor and shall have no liability to any Person because the Trust is or is not terminated pursuant to this paragraph (c).

Article VII

MISCELLANEOUS

Section 7.1            Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

Section 7.2            Third-Party Beneficiaries.

This Agreement is for the exclusive benefit of the parties hereto, any Sponsor Indemnified Party, any Trustee Indemnified Party, the Registered Owners and the Beneficial Owners and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other Person.

Section 7.3            Severability.

In case any one or more of the provisions contained in this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall in no way be affected, prejudiced or disturbed thereby.

Section 7.4            Certain Matters Relating to Beneficial Owners.

(a)          By the purchase and acceptance or other lawful delivery and acceptance of Shares, each Beneficial Owner thereof shall be deemed to be a beneficiary of the Trust created by this Agreement and vested with beneficial undivided interest in the Trust to the extent of the Shares owned beneficially by such Beneficial Owner, subject to the terms and conditions of this Agreement. Upon issuance as provided herein, Shares shall be fully paid and non-assessable.

(b)          Subject to and in accordance with Section 2.6, Shares may at any time prior to the date specified by the Trustee in connection with the termination of the Trust be tendered to the Trustee for redemption.

(c)          The death or incapacity of any Beneficial Owner shall not operate to terminate this Agreement or the Trust, nor entitle such Beneficial Owner’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them. Each Beneficial Owner expressly waives any right such Beneficial Owner may have under any rule of law, or the provisions of any statute, or otherwise, to require the Trustee at any time to account, in any manner other than as expressly provided in the Agreement, in respect of the Trust Property from time to time received, held and applied by the Trustee hereunder.

(d)          Except in connection with Sections 5.4(c)(ii) or 6.2(a)(ii), no Beneficial Owner shall have any right to vote or in any manner otherwise to control the operation or management of the Trust or the obligations of the parties hereto. Nothing set forth in this Agreement shall be construed so as to constitute the Beneficial Owners from time to time as partners or members of an association; nor shall any Beneficial Owner ever be liable to any third Person by reason of any action taken by the parties to this Agreement or for any other cause whatsoever.

(e)          The rights of Beneficial Owners must be exercised by DTC Participants or participants of any successor Depository acting on their behalf in accordance with its rules and procedures.

Section 7.5            Notices.

(a)          All notices given under this Agreement must be in writing.

(b)          Any notice to be given to the Trustee or the Sponsor shall be deemed to have been duly given (i) when it is actually delivered by a messenger or recognized courier service, (ii) five days after it is mailed by registered or certified mail, postage paid, or (iii) when receipt of an email transmission is acknowledged via a return receipt or receipt confirmation as requested by the original transmission, in each case to or at the address set forth below:

To the Trustee:

THE BANK OF NEW YORK MELLON
2 Hanson Place
9th Floor
Brooklyn, New York 11217
Attention: ETF Services, Brooklyn
Telephone: (718) 315-5013
Facsimile: (718) 315-4850

Email: etfservicescom@bnymellon.com

or to any other place to which the Trustee may have transferred its Corporate Trust Office with notice to the Sponsor.

To the Sponsor:

GRANITESHARES LLC
30 Vesey Street, 9th Floor
New York, New York 10007
Attention: President
Telephone: (917) 338-0565

Email: benoit.autier@graniteshares.com

With copy to:

REED SMITH LLP
1301 K Street, N.W.
Suite 1000, East Tower
Washington, DC 20005

Attention: W. Thomas Conner, Esq.

Telephone: (202) 414-9208

Facsimile: (202) 414-9299

or to any other place to which the Sponsor may have transferred its principal office with notice to the Trustee.

(c)          Any and all notices to be given to a Registered Owner shall be deemed to have been duly given (i) when actually delivered by messenger or a recognized courier service, (ii) when mailed, postage prepaid, or (iii) when sent by facsimile or email transmission confirmed by letter, in each case at or to the address of such Registered Owner as it appears on the transfer books of the Trustee, or, if such Registered Owner shall have filed with the Trustee a written request that any notice or communication intended for such Registered Owner be delivered to some other address, at the address designated in such request, provided that, if the Registered Owner is DTC, notices may be given to the Registered Owner in any manner consistent with the rules of DTC as they may exist from time to time. Notices to Beneficial Owners shall be delivered to Authorized Participants and DTC Participants designated by DTC or any successor Depository.

Section 7.6            Submission to Jurisdiction; Agent for Service.

Each party hereto, each Authorized Participant by its delivery of an Authorized Participant Agreement and each Registered Owner and Beneficial Owner by the acceptance of a Share irrevocably consents to the jurisdiction of the courts of the State of New York, and of any federal court located in the Borough of Manhattan in the City of New York in such State, in connection with any action, suit or other proceeding arising out of or relating to the Shares, the Trust Property or this Agreement or any action taken or omitted under this Agreement and waives any claim of forum non conveniens and any objections as to laying of venue. Each party further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such Person at such Person’s address last specified for purposes of notices hereunder. Additionally, the Sponsor hereby (i) irrevocably designates and appoints Reed Smith LLP, located at 1301 K Street, N.W., Suite 1000, East Tower, Washington, DC 20005, as the Sponsor’s authorized agent upon which process may be served in any such suit or other proceeding and (ii) agrees that service of process upon said authorized agent shall be deemed in every respect effective service of process upon the Sponsor in any such action, suit or other proceeding. The Sponsor shall deliver to the Trustee, upon the execution and delivery of this Agreement, a written acceptance by such agent of its appointment as such agent. The Sponsor further shall take any and all action, including the filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment in full force and effect for so long as any Shares remain outstanding or this Agreement remains in force.

Section 7.7            Governing Law.

This Agreement shall be interpreted under, and all rights and duties under this Agreement shall be governed by, the internal substantive laws (but not the choice of law rules) of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, GRANITESHARES LLC and THE BANK OF NEW YORK MELLON have duly executed this Depositary Trust Agreement as of the day and year first set forth above.

GRANITESHARES LLC,
as Sponsor

By:
Name:
Title:

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Name:
Title:

[Signature Page to GraniteShares Gold Trust Depositary Trust Agreement]

[GraniteShares Gold Trust Depositary Trust Agreement acknowledgment, Trustee]

STATE OF_______________________

:SS.:

COUNTY OF______________________

On this ____ day of _______________, 2017 before me, the undersigned, personally appeared __________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

(Notarial Seal)

[GraniteShares Gold Depositary Trust Agreement acknowledgment, Sponsor]

STATE OF_______________________

:SS.:

COUNTY OF______________________

On this ___ day of _______________, 2017 before me, the undersigned, personally appeared __________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

(Notarial Seal)

EXHIBIT A

FORM OF CERTIFICATE

THE SHARES EVIDENCED HEREBY REPRESENT RIGHTS WITH RESPECT TO UNDERLYING TRUST PROPERTY (AS DEFINED IN THE DEPOSITARY TRUST AGREEMENT REFERRED TO HEREIN) HELD BY THE TRUST AND DO NOT EVIDENCE AN OBLIGATION OF, OR AN INTEREST IN, AND ARE NOT GUARANTEED BY, THE SPONSOR OR THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE SHARES NOR THE UNDERLYING TRUST PROPERTY ARE INSURED UNDER ANY AGREEMENT THAT DIRECTLY BENEFITS THE TRUST OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR ANY OTHER PERSON.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE AGENT AUTHORIZED BY THE ISSUER FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

GRANITESHARES GOLD SHARES
ISSUED BY
GRANITESHARES GOLD TRUST
REPRESENTING
FRACTIONAL INTERESTS IN DEPOSITED GOLD
AND ANY OTHER TRUST PROPERTY

THE BANK OF NEW YORK MELLON, as Trustee

No. ____________	* Shares

CUSIP: ____________

THE BANK OF NEW YORK MELLON, as Trustee (hereinafter called the “Trustee”), hereby certifies that CEDE & CO., as nominee of The Depository Trust Company, or registered assigns, is the owner of * Shares issued by GraniteShares Gold Trust (the “Trust”), each representing a fractional undivided interest in the net assets of the Trust, as provided in the Agreement referred to below. At the time of delivery of the Agreement, each 10,000 Shares represented an interest in 1,000 Ounces of gold that are deposited under the Agreement and held by the Custodian referred to in the Agreement. The amount of gold in which each 10,000 Shares represents an interest will decline over time as provided in the Agreement. The Trustee’s Corporate Trust Office is located at a different address than its principal executive office. Its Corporate Trust Office is located at 2 Hanson Place, Brooklyn, New York 11217, and its principal executive office is located at 225 Liberty Street, New York, New York 10281.

This Certificate is issued upon the terms and conditions set forth in the Depositary Trust Agreement dated as of ____________, 2017 (the “Agreement”) between GraniteShares LLC (herein called the “Sponsor”), and the Trustee. By becoming a Registered Owner or Beneficial Owner, or by depositing gold, a Person is bound by all the terms and conditions of the Agreement. The Agreement sets forth the rights of Authorized Participants and Registered Owners and the rights and duties of the Trustee and the Sponsor. Copies of the Agreement are on file at the Trustee’s Corporate Trust Office in New York City.

* That number of Shares held at The Depository Trust Company at any given point in time.

The Agreement is hereby incorporated by this reference into and made a part of this Certificate as if set forth in full in this place. Capitalized terms not defined herein and the term “gold” shall have the meanings set forth in the Agreement.

This Certificate shall not be entitled to any benefits under the Agreement or be valid or obligatory for any purpose unless it is executed by the Trustee by the manual or facsimile signature of a duly authorized signatory of the Trustee and, if a Registrar (other than the Trustee) for the Shares shall have been appointed, countersigned by the manual signature of a duly authorized officer of the Registrar.

Dated: ____________, 2017

THE BANK OF NEW YORK MELLON,
as Trustee

By:

THE TRUSTEE’S CORPORATE TRUST OFFICE ADDRESS IS
2 HANSON PLACE, 9TH FLOOR, BROOKLYN, NEW YORK 11217

EXHIBIT B

FORM OF TRUST ALLOCATED ACCOUNT AGREEMENT

B-1

EXHIBIT C

FORM OF TRUST UNALLOCATED ACCOUNT AGREEMENT

C-1